Exhibit 99.4

                            HUDSON TECHNOLOGIES, INC.
                            275 North Middletown Road
                           Pearl River, New York 10965

                                                 August __, 2003

Dear Stockholders:

      We are sending you this letter as a holder of our common stock as of the record date of August 1, 2003, in connection with our offering of non-transferable subscription rights which may be exercised to acquire shares of our common stock (the "Rights Offering"). We have described the subscription rights and the Rights Offering in the enclosed Prospectus and evidenced the subscription rights by a Stockholder Subscription Agreement registered in your name. Enclosed are copies of the following documents:

            1.    The Prospectus;

            2. The Stockholder Subscription Agreement with instructions for use of the Stockholder Subscription Agreement;

            3. A Substitute Form W-9 including Guidelines for Certification of Taxpayer Identification Number; and

            4. A return envelope addressed to Continental Stock Transfer and Trust Company as the subscription agent for the Rights Offering.

      We request that you carefully review the Prospectus which describes how you may participate in this Rights Offering. If you wish to participate in the Rights Offering, you must complete and return your Stockholder Subscription Agreement and Substitute Form W-9 to the subscription agent in the enclosed return envelope. As indicated in the Prospectus, there is a limited period of time during which you will be able to exercise the subscription rights and purchase shares of our common stock in the Rights Offering. We therefore suggest that you act promptly in order to participate in the Rights Offering.

      The subscription rights are not transferable other than in very limited circumstances and will not be listed for trading on any national securities exchange or the Nasdaq Stock Market.

      Neither Hudson Technologies, Inc. nor its Board of Directors is making any recommendation as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading the Prospectus.

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      On behalf of the Board of Directors, we thank you for your support and confidence and look forward to continuing to serve you.

      If you have any questions about the Rights Offering, please contact Brian Coleman, President of Hudson Technologies, Inc., at (845) 735-6000.

                                                   Very truly yours,


                                                   Kevin J. Zugibe
                                                   Chairman of the Board and
                                                   Chief Executive Officer